UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): September 7, 2018

VEGALAB, INC.

(Exact name of registrant as specified in its charter)

0-53248

(Commission File No.)

Nevada	68-0635204
(State or other jurisdiction of	(IRS Employer Identification No.)
incorporation or organization)

636 U.S. Highway 1, Ste. 110

North Palm Beach, FL 33408

(Address of principal executive offices)

(800) 208-1680

(Registrant’s telephone number)

Not Applicable

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the Filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On September 7, 2018, Vegalab, Inc. (the “Company”), through its newly formed subsidiary, Tuttle Cross Dock, Inc., accepted an assignment from Ryan Law Group (“RLG”) of that certain Purchase and Sale Agreement (“the Agreement”) between RLG as purchaser and Wallace Real Estate, LLC, Ottie J. Wallace, Trustee of the Wallace Bypass Trust Under The Ottie Joel and Elizabeth Wallace Family Trust, and Elbulinick Properties, LLC (the “Sellers”), concerning that certain real property located in Merced County, California, commonly known as the Tuttle Cross Dock (“the Property”).

The Agreement stipulates a purchase price for the Property of Two Million Five Hundred Thousand and 00/100 Dollars ($2,500,000.00), of which $500,000 is payable in exchange for a number of shares of the Company’s Common Stock valued at $500,000 using the average trading price of the Company’s shares during the first six months of 2018, and the balance of Two Million Dollars ($2,000,000) is payable by promissory note.

Item 2.01	Completion of Acquisition or Disposition of Assets

On September 12, 2018, Vegalab, Inc. (the “Company”) took possession of the Property and irrevocably closed, in escrow, the acquisition of the Property from Wallace Real Estate, LLC; Ottie J. Wallace, Trustee of the Wallace Bypass Trust under the Ottie Joel and Elizabeth Wallace Family Trust, and Elbulinick Properties, LLC. Because the office of the Secretary of State of California had not yet finished processing the formation of the Company’s new wholly owned subsidiary, Tuttle Cross Dock, Inc., the title company was unable to record the title documents. All of the consideration and documents necessary for closing were delivered, all prorations were made, and interest on the promissory notes began as of, September 12, 2018,

The Tuttle Cross Dock property consists of approximately 27.33 acres of land located at or near the intersection of State Highway 140 and North Arboleda Dr. in the city of Merced, County of Merced, State of California. The property is zoned for commercial and industrial uses. Located on approximately seven acres of the property are an 18,750 square foot transit warehouse, and a railway cross dock facility. The remaining acreage is currently leased to agricultural growers and is intended to be put to other uses by the Company in the future.

The purchase price of Two Million Five Hundred Thousand and 00/100 Dollars ($2,500,000.00), was paid $500,000 by the issuance of One Hundred Fifty-Seven Thousand Seven Hundred Twenty-Nine (157,729) restricted shares of the Company’s Common Stock (the “Shares”) valued at Three Dollars and Seventeen Cents ($3.17) per share, and the balance of Two Million Dollars ($2,000,000) by the execution of two One Million Dollar ($1,000,000) promissory notes with monthly payments of interest only at eight percent (8%) per anum, and a balloon payment on the fifth (5th) anniversary of closing.

The foregoing summaries do not purport to be complete and are qualified in their entirety by copies of the Assignment of Interest, the Purchase and Sale Agreement, and the Securities Exchange Agreement pursuant to which the Company’s transfer agent is instructed to issue the Shares to the Sellers, all of which are attached hereto as Exhibits 10.1, 10.2, and 10.3 respectively.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Vegalab, Inc.

Dated September 13, 2018	By:	/s/ Craig Laughlin
Craig Laughlin, President